Exhibit 10.21

English Summary Translation of

Short-Term Line of Credit Agreement between Bank Hapoalim and Freightos Ltd and Freightos Limited (the Registrant)

Date: April 12, 2022 (as amended on October 25, 2022)

Parties: Freightos Ltd (the “Israeli Subsidiary”), a subsidiary of Freightos Limited (the “Registrant”), the Registrant and Bank Hapoalim (the “Bank”)

Line of Credit: The Israeli Subsidiary can borrow, on a revolving basis, an amount of up to US$6,000,000 (the “Cap”), based upon a multiple of 5.5 times the consolidated monthly recurring revenue (MRR) calculated on a quarterly basis.

Term of Line of Credit: Until June 30, 2023

Annual interest rate: SOFR TERM plus 3.55%

Annual unutilized fee: 0.5% of Cap

Security: The Bank will be provided with the following security: (1) a first ranking floating charge, unlimited in amount, over all the assets of the Israeli Subsidiary and a first ranking fixed charge, unlimited in amount, over the Israeli Subsidiary’s registered and unissued share capital; (2) a first ranking fixed charge, unlimited in amount, over the Israeli Subsidiary’s intellectual property rights; and (3) a first ranking fixed charge, unlimited in amount, over contractual rights to amounts owed to the Israeli Subsidiary by any of the Freightos Limited (HK) (the Hong Kong subsidiary of the Registrant), Freightos Inc. (a US subsidiary of the Registrant) or Web Cargo, S.L.U. (the Spanish subsidiary of the Registrant).

Financial Covenants:

Obligatory MRR Growth: Until February 28, 2023, the Israeli Subsidiary must have quarterly growth in MRR of 30% as compared to the same quarter of the prior year. As of March 1, 2023, the Israeli Subsidiary must have: (1) the same MRR balance of the final day of the first quarter in comparison to the MRR balance measured at the end of the first quarter of the prior year; and (2) starting with the second quarter of 2023, MRR growth of at least 5% as of the final day of the quarter in comparison to the MRR balance measured at the end of the same quarter of the prior year.

Obligatory Revenue Growth: As of March 31, 2023, and then measured at the end of each quarter thereafter, the Israeli Subsidiary, together with its affiliates, must have revenue growth of at least (1) 15% as at the final day in the first quarter in comparison to the revenue measured at the first quarter of the prior year; (2) 20% as at the final day of the second quarter in comparison to the revenue measured at the second quarter of the prior year; and (3) 30% as at the final days of the third and fourth quarter in comparison to the revenue measured at the same quarters of the prior year.

Obligatory Cash Balance: The Israeli Subsidiary will maintain a deposit of at least US$2,000,000 with the Bank.

Negative Pledge: The Registrant signed a negative pledge in accordance with which all of the Israeli Subsidiary’s obligations towards the Registrant, and all of the Registrant’s rights under the incorporation documents of the Israeli Subsidiary, and any other past or future documents and rights pursuant to any loans made to the Israeli Subsidiary, are subordinated in all respects to the Israeli Subsidiary’s obligations towards the Bank.

Undertakings of the Registrant: (1) Oppose any amendment to the incorporation documents of the Israeli Subsidiary that will or may prejudice the rights of the Bank; (2) Not do anything that will impede the process of the exercise of the Bank’s security interests, and not to intervene in any way or oppose such process; (3) Not perform, and not refrain from performing, any act whose performance or nonperformance, as the case may be, will cause harm or prejudice the negative pledge committed by the Registrant in favor of the Bank; (4) Not make or agree to any amendments to the documents pertaining to the shareholders rights, which may adversely affect the rights of the Bank; and (5) Exercise all of its voting powers in all its subsidiaries, such that the subsidiaries will not create a charge over any or all of their existing or future assets, without prior approval from the Bank.

Credit Suspension: In the event that the Bank determines that there is a risk to the ability of the Bank to collect all or part the amounts of the Line of Credit due to an adverse change in the Israeli Subsidiary’s solvency, the Bank may suspend the Line of Credit or reduce the Cap.

Events of Default: (1) A change of control of the Israeli Subsidiary, without the prior consent of the Bank; (2) A breach of any obligation towards the Bank; and (3) A breach of any representation or warranty.

Consequences of Default: If an Event of Default occurs, the Bank may demand repayment of all of the amounts borrowed.

Early Payment Penalty: None.